                                                        EXHIBIT 8


  July 19, 1996

  Board of Directors                 Board of Directors
  Old National Bancorp               Workingmens Capital Holdings, Inc.
  420 Main Street                    121 East Kirkwood Avenue
  Evansville, Indiana  47708         Bloomington, Indiana  47408

  RE:  Merger of Workingmens Capital Holdings, Inc. into Old
       National Bancorp and the Exchange of Common Stock of
       Workingmens Capital Holdings, Inc. and, Immediately
       Thereafter, the Merger of Workingmens Federal Savings Bank into ONB Bank

  Ladies and Gentlemen:

  The respective Boards of Directors of Old National Bancorp ("ONB") and Workingmens Capital Holdings, Inc. ("Capital Holdings") have requested our opinion as to certain federal income tax consequences of a reorganization involving ONB, Capital Holdings, ONB Bank ("ONB Bank") and Workingmens Federal Savings Bank ("WFSB").

  In summary, the proposed transaction involves the following transactions in the following order: (1) the merger of Capital Holdings with and into ONB ("Company Merger"), with ONB as the surviving entity ("Surviving Company"), and (2) immediately after the Company Merger, WFSB will merge with and into ONB Bank ("Thrift Merger"), with ONB Bank as the surviving entity ("Surviving Bank"). The Company Merger and the Thrift Merger are sometimes herein referred to collectively as the "Mergers." In consideration of the proposed Company Merger, Capital Holdings shareholders will receive solely ONB voting common stock and cash for any fractional share interest of ONB voting common stock. Upon and after consummation of the proposed transactions, ONB Bank will continue as a wholly-owned subsidiary of ONB.

                               FACTS

  In connection with the Company Merger and Thrift Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

  A.   Old National Bancorp

  ONB maintains its principal office at 420 Main Street, Evansville, Vanderburgh County, Indiana 47708. ONB is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended. As of June 30, 1996, ONB had 50,000,000 shares of voting, no par value, common stock authorized, of which approximately 25,200,000 shares were issued and outstanding. ONB common stock is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System. No shareholder of ONB holds five percent (5%) or more of ONB's outstanding common stock.

Old National Bancorp
Workingmens Capital Holdings, Inc.
July 19, 1996
Page 2

  ONB also has 2,000,000 shares of Series A, no par value, preferred stock authorized. The preferred stock has no stated dividend rate. No shares of ONB preferred stock have been issued, and ONB presently has no intent and no commitments to issue any of such shares. However, during the first fiscal quarter of 1990, ONB declared and paid a dividend in the form of rights ("Rights") to purchase shares of its Series A preferred stock pursuant to a Rights Agreement. One Right was issued for each outstanding share of ONB common stock. Subsequent issuances of ONB common stock also included such Rights. Each Right entitles the holder thereof, upon the occurrence of certain events involving a change in control of ONB, to purchase from ONB 1/100 of a share of the Series A preferred stock at an initial purchase price equal to $60.00, subject to adjustment. Unless earlier exercised or redeemed, the Rights will expire at the close of business on March 1, 2000. A Right is transferred automatically with a transfer of each underlying share of ONB common stock, and future issuances of ONB common stock will also include such Rights.

  ONB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. ONB is the parent corporation of an affiliated group of subsidiaries consisting of twenty-five (25) operating banks, one insurance company, one realty company, one (1) consumer finance company, one (1) data processing company and three (3) national trust companies ("ONB Group"). The ONB Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Mergers.

  B.   ONB Bank

  ONB Bank maintains its principal office at 100 Fountain Square, Bloomington, Indiana 47404. ONB Bank is a federally chartered savings bank organized under the laws of the United States of America. ONB Bank owns one (1) subsidiary that has no operations, business or assets. All of the issued and outstanding shares of ONB Bank capital stock are owned by ONB.

  ONB Bank maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting.
  ONB Bank is a subsidiary corporation of ONB. ONB Bank files as a member of the ONB Group's consolidated federal income tax return.

  C.   Workingmens Capital Holdings, Inc.

  Capital Holdings maintains its principal office at 121 East Kirkwood Avenue, Bloomington, Indiana 47404. Capital Holdings is a corporation duly organized and existing under the laws of the State of Indiana, and is a savings and loan holding company under the Home Owners Loan Act, as amended. As of April 8, 1996, Capital Holdings had 5,000,000 shares of voting, no par value common stock authorized, of which 1,806,560 shares were issued and outstanding. The number of issued and outstanding shares of Capital Holdings common stock is subject to increase to a total of 1,845,540 shares pursuant to the exercise of options (collectively, the "Stock Options") granted under the Workingmens Capital Holdings, Inc. Stock Option Plan ("Stock Option Plan"). Capital Holdings common stock is actively

Old National Bancorp
Workingmens Capital Holdings, Inc.
July 19, 1996
Page 3

  traded and stock prices are reported on the NASDAQ National
  Market System. As of April 8, 1996, no shareholders held five percent (5%) or more of Capital Holdings outstanding common stock.

  Capital Holdings also has 2,000,000 shares of no par value preferred stock authorized. No shares of Capital Holdings preferred stock have been issued, and Capital Holdings presently has no plan or intent and no commitments to issue any of such shares. There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Capital Holdings common stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Capital Holdings, by which Capital Holdings is or may become bound, except for the 38,980 shares of the Capital Holdings Common Stock pursuant to the exercise of the Stock Options.

  Capital Holdings maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. Capital Holdings is the parent corporation of one
  (1) operating savings bank (collectively, the "Capital Holdings Group"). The Capital Holdings Group files a consolidated federal income tax return.


  D.   Workingmens Federal Savings Bank

  WFSB maintains its principal office at 121 East Kirkwood Avenue, Bloomington, Indiana 47404. WFSB is a federally chartered savings bank organized under the laws of the United States of America. WFSB owns and operates one (1) subsidiary, RISC, an Indiana corporation whose sole business is the marketing of tax-deferred annuities as agent for WFSB s customers. As of April 8, 1996, WFSB had 1,000 shares of voting, $.01 par value common stock authorized, issued, outstanding and held by Capital Holdings. WFSB common stock is not actively traded and there has never been an established public trading market for the stock.

  WFSB also has 1,000,000 shares of $1.00 par value preferred stock authorized. No shares of WFSB preferred stock have been issued, and WFSB presently has no plan or intent and no commitments to issue any of such shares. There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of WFSB common stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of WFSB, by which WFSB is or may become bound.

  WFSB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. WFSB is a subsidiary savings bank of Capital Holdings. WFSB files as a member of the Capital Holdings Group's consolidated federal income tax return.

Old National Bancorp
Workingmens Capital Holdings, Inc.
July 19, 1996
Page 4
                         BUSINESS PURPOSES

  The shareholders of ONB and the shareholders of Capital
  Holdings desire to reorganize their stock interests to accomplish the following business objectives:

  1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

  2. To allow ONB, ONB Bank, Capital Holdings and WFSB to compete more effectively with other financial institutions and financial services providers and to enable WFSB to provide new or broader services to its customers.

  3. To provide the shareholders of Capital Holdings an interest in a more widely held enterprise that is potentially more liquid than Capital Holdings common stock.

  4. To allow ONB greater access to the financial services market in the Bloomington, Indiana area.

                       PROPOSED TRANSACTION

  As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

  To accomplish the objectives specified above, ONB, ONB Bank, Capital Holdings and WFSB have entered into an Agreement of Affiliation and Merger, dated as of April 8, 1996
  ("Agreement"). Under the terms of the Agreement, the following transactions will occur:

  Transaction 1 - Company Merger. Pursuant to the Agreement, the Company Merger will involve the merger of Capital Holdings with and into ONB, with ONB as the surviving bank holding company. ONB will continue its corporate existence under the laws of the State of Indiana, and as a registered multi-bank holding company under the federal Bank Holding Company Act of 1956, as amended.

  On the effective date of the Company Merger, each issued and outstanding share of Capital Holdings common stock will be converted into the right to receive solely sixty-four one hundredths (0.64) of a share of ONB common stock (subject to certain adjustments as set forth in the Agreement). No fractional shares of ONB common stock will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any shareholder of Capital Holdings entitled to a fractional share interest of ONB common stock will receive cash in lieu thereof in an amount equal to such fraction multiplied by the Average Price Per Share (as defined in the Agreement) of ONB common stock. The payment of cash in lieu of fractional share interests of ONB common stock is solely for the purpose of avoiding the expense and

  Old National Bancorp
  Workingmens Capital Holdings, Inc.
  July 19, 1996
  Page 5

  inconvenience to ONB of issuing fractional shares and does not represent separately bargained-for consideration.

  No cash or other property, except for ONB common stock and cash paid in lieu of fractional shares, will be allocated to the
  shareholders of Capital Holdings.    Shareholders of Capital
  Holdings are not entitled to statutory dissenters' rights because Capital Holdings is listed on NASDAQ National Market System.

  The Agreement has been submitted to the shareholders of Capital Holdings for approval at a meeting called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Capital Holdings. Approval of the Company Merger by the shareholders of ONB is not contemplated or required. The Company Merger requires approval by the Boards of Directors of ONB and Capital Holdings. The proposed Company Merger is subject to approval by the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Office of Thrift Supervision ("OTS"). The Federal Reserve has approved the Company Merger. OTS has not yet approved the Company Merger.

  The shares of ONB common stock will, when issued to shareholders of Capital Holdings in accordance with the Agreement, be validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended.

  Transaction 2 - Thrift Merger. Pursuant to the Agreement, and immediately following the Company Merger, WFSB will be merged with and into ONB Bank pursuant to the federal law of the United States of America, with ONB Bank as the surviving bank. ONB Bank shall continue its corporate existence as a federally chartered savings bank under the laws of the United States of America. As ONB will own one hundred percent (100%) of the shares of WFSB common stock after and by virtue of consummation of the Company Merger, no additional consideration will be given for the shares of WFSB common stock owned by ONB.

  Approval of the Agreement by Capital Holdings as the sole shareholder of WFSB is required and has not yet been obtained. Approval of the Agreement by the shareholders of ONB is not contemplated or required. Approval of the Agreement by ONB as the sole shareholder of ONB Bank is required and has not yet been obtained. The Thrift Merger requires approval by the Boards of Directors of ONB Bank and WFSB. The proposed Thrift Merger is subject to approval by the Federal Reserve and OTS. The Federal Reserve has approved the Thrift Merger. OTS has not yet approved the Thrift Merger.

                            ASSUMPTIONS

  In connection with the Company Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

  Old National Bancorp
  Workingmens Capital Holdings, Inc.
  July 19, 1996
  Page 6

  1. The fair market value of ONB stock and other consideration received by each Capital Holdings shareholder will be approximately equal to the fair market value of Capital
  Holdings common stock surrendered in the exchange.

  2. There is no plan or intention by the shareholders of Capital Holdings who own five percent (5%) or more of the shares of Capital Holdings common stock, and there is no plan or intention on the part of the remaining shareholders of Capital Holdings, to sell, exchange or otherwise dispose of a number of shares of ONB common stock received in the Company Merger that would reduce the Capital Holdings shareholders' ownership of ONB common stock to a number of shares having a value, as of the effective time of the Company Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of common stock of Capital Holdings as of the same date. For purposes of this assumption, shares of Capital Holdings common stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of ONB common stock will be treated as outstanding Capital Holdings common stock as of the effective time of the Company Merger. Moreover, shares of Capital Holdings common stock and shares of ONB common stock held by Capital Holdings shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the effective time of the Company Merger will be considered in making this assumption.

  3. ONB has no plan or intention to reacquire any of its shares of common stock issued in the Company Merger. ONB may, however, acquire shares of ONB common stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

  4. ONB has no plan or intention to sell or otherwise dispose of any of the assets of Capital Holdings acquired in the Company Merger, except for dispositions made in the ordinary course of business or transfers described in Section
  368(a)(2)(C) of the Code.

  5. The liabilities of Capital Holdings assumed by ONB and the liabilities to which the transferred assets of Capital Holdings are subject were incurred by Capital Holdings in the ordinary course of its business.

  6. Following the Company Merger, ONB will continue the historic business of Capital Holdings or use a significant portion of Capital Holdings historic business assets in a business.

  7.   ONB, Capital Holdings and the shareholders of Capital
  Holdings will pay their respective expenses, if any, incurred in connection with the Company Merger.

  8. There is no intercorporate indebtedness existing between Capital Holdings and ONB that was issued, acquired or will be settled at a discount.

  9. No two parties to the Company Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

  Old National Bancorp
  Workingmens Capital Holdings, Inc.
  July 19, 1996
  Page 7

  10. Capital Holdings is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section
  368(a)(3)(A) of the Code.

  11. The fair market value of the assets of Capital Holdings transferred to ONB will equal or exceed the sum of the liabilities assumed by ONB plus the amount of liabilities, if any, to which the transferred assets are subject.

  12. The payment of cash in lieu of fractional shares of ONB common stock resulting from the Exchange Ratio is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares of ONB common stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Company Merger to the Capital Holdings shareholders instead of issuing fractional shares of ONB common stock will not exceed one percent (1%) of the total consideration that will be issued in the Company Merger to the Capital Holdings shareholders in exchange for their shares of Capital Holdings common stock. The fractional share interest of each Capital Holdings shareholder will be aggregated, and no Capital Holdings shareholder will receive cash in an amount equal to or greater than the value of one (1) full share of ONB common stock.

  13. None of the compensation received by any shareholder-employees of Capital Holdings will be separate consideration for, or allocable to, any of their shares of Capital Holdings common stock; none of the shares of ONB common stock received by any shareholder-employees of Capital Holdings will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Capital Holdings will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

  14. The shareholders of Capital Holdings (immediately prior to the Company Merger) receiving shares of ONB common stock will not own (immediately after the Company Merger) more than fifty percent (50%) of the fair market value of the common stock of ONB.

  In connection with the Thrift Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

  15. As ONB owns one hundred percent (100%) of the capital stock of ONB Bank, no additional ONB Bank capital stock is being issued or exchanged in the Thrift Merger.

  16. There is no plan or intention by the shareholder of WFSB to sell, exchange or otherwise dispose of a number of shares of ONB Bank common stock constructively received in the Thrift Merger that would reduce the WFSB shareholder's ownership of ONB Bank common stock to a number of shares having a value, as of the effective time of the Thrift Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of common stock of WFSB as of the same date. For purposes of this assumption, shares of WFSB common stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of ONB Bank common stock will be

  Old National Bancorp
  Workingmens Capital Holdings, Inc.
  July 19, 1996
  Page 8

  treated as outstanding WFSB common stock as of the effective time of the Thrift Merger. Moreover, shares of WFSB common stock and shares of ONB Bank common stock held by the shareholder of WFSB and otherwise sold, redeemed, or disposed of prior or subsequent to the effective time of the Thrift Merger will be considered in making this assumption.

  17. ONB Bank has no plan or intention to reacquire any of its common stock constructively issued in the Thrift Merger.

  18. ONB Bank has no plan or intention to sell or otherwise dispose of any of the assets of WFSB acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section
  368(a)(2)(C) of the Code.

  19. The liabilities of WFSB assumed by ONB Bank and the liabilities to which the transferred assets of WFSB are subject were incurred by WFSB in the ordinary course of its business.

  20. Following the Thrift Merger, ONB Bank will continue the historic business of WFSB or use a significant portion of WFSB's historic business assets in a business.

  21. There is no intercorporate indebtedness existing between ONB and WFSB or between ONB Bank and WFSB that was issued, acquired or will be settled at a discount.

  22. No two parties to the Thrift Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

  23.  WFSB is not under the jurisdiction of a court in a Title
  11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

  24. The fair market value of the assets of WFSB transferred to ONB Bank will equal or exceed the sum of the liabilities assumed by ONB Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

  25. ONB, ONB Bank, WFSB and the shareholders of WFSB will pay their respective expenses, if any, incurred in connection with the Thrift Merger.


                              OPINION

  Based solely upon the facts, assumptions and other information set forth herein, and so long as such facts, assumptions and other information are true and correct on the date of consummation of the Company Merger, it is our opinion with respect to the Company Merger that:

  Old National Bancorp
  Workingmens Capital Holdings, Inc.
  July 19, 1996
  Page 9

  1. Provided that the merger of Capital Holdings with and into ONB qualifies as a statutory merger under applicable state law, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

  2. Capital Holdings will recognize no gain or loss upon the transfer of all of its assets to ONB in exchange for ONB common stock issued to Capital Holdings shareholders, cash paid to Capital Holdings shareholders in lieu of fractional shares of ONB common stock, and the assumption by ONB of all of Capital Holdings' liabilities.

  3. No gain or loss will be recognized by ONB on the receipt of the assets of Capital Holdings in exchange for ONB common stock.

  4. The shareholders of Capital Holdings will recognize no gain or loss upon the exchange of their shares of Capital
       Holdings common stock solely for shares of ONB common stock.

  Based solely upon the facts, assumptions and other information set forth herein, and so long as such facts, assumptions and other information are true and correct on the date of consummation of the Thrift Merger, it is our opinion with respect to the Thrift Merger that:

  5. Provided that the merger of WFSB with and into ONB Bank qualifies as a statutory merger under applicable federal law, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

  6. WFSB will recognize no gain or loss on the transfer of all of its assets to ONB Bank in constructive exchange for ONB
       Bank common stock and the assumption by ONB Bank of all of WFSB's liabilities.

  7. ONB Bank will recognize no gain or loss upon the receipt by ONB Bank of the assets of WFSB in constructive exchange for ONB Bank common stock.

  8. The shareholder of ONB Bank will recognize no gain or loss upon the constructive exchange of WFSB common stock solely for ONB Bank common stock.

  The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Company Merger and Thrift Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that these opinions will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinions. We express no opinion on the treatment of the Company Merger and Thrift Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter

  Old National Bancorp
  Workingmens Capital Holdings, Inc.
  July 19, 1996
  Page 10

  come or be brought to our attention. The opinions expressed herein are a matter of professional judgment and are not a guarantee of result.

  This opinion letter is addressed to you and is solely for your use in connection with the Company Merger and Thrift Merger and your role as members of your respective Boards of Directors.
  We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of ONB or shareholder of Capital Holdings or WFSB. Accordingly, the opinions expressed herein are not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                      Very truly yours,


                       \s\ Krieg DeVault Alexander & Capehart
                       --------------------------------------
                       KRIEG DeVAULT ALEXANDER & CAPEHART
  SS-78672-1